Exhibit 10.37

GETTY IMAGES, INC. 2005 INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Agreement”) is made and entered into effective January 3, 2006 (the “Effective Date”) by and between Getty Images, Inc., a Delaware corporation (the “Company”), and Sample Employee.

The terms of the Restricted Stock Unit Award (this “Restricted Stock Unit Award”) are as set forth in this Agreement and in the Company’s 2005 Incentive Plan (the “Plan”), a copy of which is attached. The Plan is incorporated into this Agreement by reference, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan. The basic terms of the Restricted Stock Unit Award are summarized as follows:

1. Grant Date:	January 3, 2006

2. Number of Restricted Stock Units:	1,000

3. Vesting Schedule

The award shall vest in four equal increments as follows:

Units           Vest Date

250         January 1, 2007

250         January 1, 2008

250         January 1, 2009

250         January 1, 2010

This award shall continue to vest so long as you continue employment with the Company or one of its Subsidiaries.

4.	Vesting

(a) One share of Common Stock shall be issuable for each restricted stock unit that vests (the “Shares”), subject to the terms and provisions of the Plan and this Agreement. Upon vesting, the Company will transfer such Shares to you upon and subject to the terms of this Agreement. No fractional Shares shall be issued under this Agreement.

(b) The Restricted Stock Unit Award is subject to forfeiture upon your termination of employment with the Company and its Subsidiaries pursuant to Section 5 of this Agreement. The Restricted Stock Unit Award will vest and no longer be subject to forfeiture according to the vesting schedule set forth in Section 3 above. No Shares shall be issued or issuable with respect to any portion of the Restricted Stock Unit Award that is forfeited.

(c) Units that have vested and are no longer subject to forfeiture according to the vesting schedule set forth above are referred to herein as “Vested Units”. Units that are not vested and remain subject to forfeiture under the vesting schedule set forth above are referred to herein as “Unvested Units”. The Unvested Units will vest (and to the extent so vested cease to be Unvested Units remaining subject to forfeiture) in accordance with the above schedule. Collectively, the Unvested and Vested Units are referred to herein as the “Units”.

(d) Early lapse of the forfeiture restrictions may occur as described below in connection with a Change in Control.

5.	Termination of Employment

If your employment with the Company and its Subsidiaries terminates for any reason, any portion of this Restricted Stock Unit Award that has not vested as provided above will immediately terminate. You will forfeit all Unvested Units upon such occurrence without the payment of any further consideration to you.

6.	Change of Control

Upon a Change of Control of the Company, the vesting of your Restricted Stock Unit Award will accelerate and all Units under this Agreement shall become Vested Units.

7.	Conversion of Units into Shares of Common Stock

Vested Units shall be converted into shares of Common Stock and distributed to you when Unvested Units become Vested Units.

8.	Dividends

At the sole discretion of the Compensation Committee of the Board of Directors, you may be credited with dividend equivalents with respect to your Unvested Units under this Agreement if the Company declares dividends on its Common Stock. If dividends are declared and if the Compensation Committee determines that dividend equivalents will be credited with respect to your Unvested Units, then the Compensation Committee, in its sole discretion, may determine the form of payment of dividend equivalents, including cash, shares of Common Stock or additional Units.

9.	No Rights as Shareholder

You shall not have voting or any other rights as a shareholder of the Common Stock with respect to the Units. Upon conversion of the Vested Units into shares of Common Stock, you will obtain full voting and other rights as a shareholder of the Company.

10.	Securities Law Compliance

Notwithstanding any other provision of this Agreement, you may not sell the Shares acquired upon the conversion of Vested Units unless such Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such Shares are not then so registered, such sale would be exempt from the registration requirements of the Securities Act. The sale of such Shares must also comply with other applicable laws and regulations governing the Shares, and you may not sell the Shares if the Company determines that such sale would not be in material compliance with such laws and regulations.

11.	Transfer Restrictions

Any sale, transfer, assignment, encumbrance, pledge, hypothecation, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, whether voluntarily or by operation of law, directly or indirectly, of Units shall be strictly prohibited and void.

12.	Independent Tax Advice

You acknowledge that determining the actual tax consequences of receiving or disposing of the Units and Shares may be complicated. These tax consequences will depend, in part, on your specific situation and also may depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving or disposing of Units and Shares. Prior to executing this Agreement, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt, vesting or disposition of the Units or Shares in light of your specific situation or have had the opportunity to consult with such a tax advisor but chose not to do so.

13.	Taxes and Withholding

You are ultimately liable and responsible for all taxes owed in connection with this Restricted Stock Unit Award, including federal, state, local, FICA, or foreign taxes of any kind required by law, regardless of any action the Company or any of its Subsidiaries takes with respect to any tax withholding obligations that arise in connection therewith. The Committee has authorized the Company to satisfy all of your tax withholding obligations by your (a) paying cash to the Company, (b) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to you, or (c) having the Company withhold and/or sell the number of whole Shares that the Company determines necessary to satisfy the minimum tax withholding obligations arising with respect to this Restricted Stock Unit Award from those Shares issuable to you under this Restricted Stock Unit Award upon the conversion of Vested Units. The obligations of the Company under this Agreement are conditioned on your compliance with this Section 13. The Company reserves the right not to deliver any of the Shares issuable upon conversion of Vested Units until the proper provision for required withholding has been made.

Notwithstanding the foregoing, unless waived by the Committee, by accepting this agreement and in order to satisfy your obligations set forth in this Section 13, you understand and agree that you shall during the next open trading window after the Effective Date when you are not aware of material nonpublic information be required to enter into a trading plan with a brokerage firm acceptable to the Company for such purpose (the “Agent”) as your Agent, and to authorize the Agent, to:

(a)	Sell on the open market at the then prevailing market price(s), on your behalf, as soon as practicable on or after the vesting date, the number of shares of Common Stock (rounded up to the next whole number) sufficient to generate proceeds to cover the withholding taxes that you are required to pay pursuant to this Section 13 upon the vesting of a Restricted Stock Unit Award and all applicable fees and commissions due to, or required to be collected by, the Agent; and

(b)	Remit any remaining funds to you.

It is the intent of the parties that such trading plan would comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Securities Exchange Act of 1934.

14.	General Provisions

14.1 Assignment. The Company may assign its rights under the Agreement at any time, whether or not such rights are then exercisable, to any Subsidiary designated by the Compensation Committee.

14.2 Notices. Any notice required in connection with this Agreement will be given in writing and will be deemed effective upon personal delivery or upon deposit in the U.S. mail, registered or certified, postage prepaid and addressed to the party entitled to such notice at the address indicated in this Agreement or at such other address as such party may designate by 10 business days’ advance written notice under this Section 14.2 to all other parties to this Agreement hereunder. Notices delivered to the Company shall be addressed to it at its principal business office, Attention: Compensation Committee of the Board of Directors, and any notice hereunder to you shall be sent to the address reflected on the payroll records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address.

14.3 No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

14.4 Mutual Undertakings. You and the Company each hereby agree to take whatever additional action and execute whatever additional documents the other party may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on you, the Units or the shares of Common Stock acquired upon conversion of the Units or the Company pursuant to the express provisions of this Agreement.

14.5 Agreement Is Entire Contract. This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and will in all respects be construed in conformity with the express terms and provisions of the Plan. Any portion or provision of this Agreement that is deemed invalid or unenforceable shall be deemed stricken from this Agreement, without impact or affect on the remaining provisions of the Agreement.

14.6 Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its Subsidiaries, their successors and assigns and you and your legal representatives, heirs, legatees, distributees, assignees and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

14.7 No Employment or Service Contract. This Agreement shall not confer upon you any right with respect to continuance of employment by the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate your employment at any time.

14.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but which, upon execution, will constitute one and the same instrument.

14.9 Washington Law to Govern. This Agreement will be construed and administered in accordance with and governed by the laws of the State of Washington.

15.	Noncompetition Covenants.

In consideration for the benefits provided by this Agreement and the corresponding Restricted Stock Unit Award provided to you and the Shares issuable to you upon conversion of Vested Units, which would not have been granted absent your consent to the covenant to not compete outlined in this Section 15, you agree that for so long as you are employed by the Company and for a period of six (6) months following the final day of your employment with the Company, you shall not directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, those companies (or such companies’ successors or assigns) listed in the “Competition” section of the Company’s most recent Form 10-K or 10-Q filing with the Securities and Exchange Commission (or any similar such section), or provide services or goods provided by the Company as of the effective date of your termination of employment. Notwithstanding any provision of this Agreement to the contrary, any violation by you of this Section 15 shall result in the forfeiture by you of all Units and you shall be obligated to return all Shares that may have been issued to you upon conversion of Vested Units; provided that, if you no longer hold such Shares, you shall be obligated to pay to the Company an amount in cash equal to the Fair Market Value of the Common Stock on the date of your violation of this Section 15. All determinations regarding enforcement, waiver or modification of this Section 15 shall be made in the Company’s sole discretion. Determinations made under this Section 15 need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated. You agree that this Section 15 is reasonable and agree not to challenge the reasonableness of this Section 15, even where forfeiture is the penalty for violation.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year indicated above on the first page of this Agreement as the Effective Date.

GETTY IMAGES, INC.

By: James C. Gurke	Name
SVP, Human Resources and Chief of Staff